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                                                  Exhibit 10.3

                                   VANS, INC.
                         DEFERRED COMPENSATION AGREEMENT
                             FOR GARY H. SCHOENFELD

     THIS DEFERRED COMPENSATION AGREEMENT is made and entered into, and is effective, as of the 3rd day of November, 1999 (the "Effective Date"), by and between VANS, INC., A Delaware Corporation (the "Company"), and GARY H. SCHOENFELD (the "Executive"), with reference to the following facts:

                                   WITNESSETH

     WHEREAS, the Executive is an executive officer and key employee of the Company;

     WHEREAS, the Company wishes to provide certain deferred compensation for the Executive on the terms and conditions provided for herein; and

     WHEREAS, as of the Effective Date, the Company and Executive have entered into that certain agreement (the "Split Dollar Agreement") concerning their rights and obligations with respect to the Company's provision of certain life insurance benefits for Executive.

     NOW, THEREFORE, in consideration of the agreements contained herein, the parties hereto hereby agree as follows:



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                                    AGREEMENT

1. Company Payments of Insurance Premiums.
   ---------------------------------------

2.

     The Company shall pay premiums on a life insurance policy (the "Policy") owned by Executive in accordance with the terms and conditions of the Split Dollar Agreement. The parties' rights and responsibilities with respect to the Policy shall be as provided in the Split Dollar Agreement.

1. Company Payments of Deferred Compensation.
   ------------------------------------------

2.

3. In addition to the Company's payments of insurance premiums as provided in the Split Dollar Agreement, and Section 1 hereof, but subject to the terms and conditions of this Section 2, the Company shall also pay to Executive deferred compensation, in the following amounts, and at the following times:

4.

(a) Subject to the provisions of Sections 2(c) and 2(d) hereof, on November 3, 2003, the Company shall pay to Executive deferred compensation equal to the sum of:

(b)

          (i) the amount of the "Employer's Interest in the Policy" (as defined in Paragraph 4 of the Split Dollar Agreement); plus

          (ii) the "Tax Gross Up Amount" (as defined in Section 2(b) hereof).

The "Tax Gross Up Amount" shall equal the quotient of (i) the amount of deferred compensation payable to Executive, divided by (ii) a percentage equal to (x) one
(1), minus (y) the amount,



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expressed as a percentage, equal to the maximum aggregate state and federal income tax rate applicable to California residents at the time the payment of deferred compensation is to be made to Executive pursuant to this Section 2, minus (iii) the amount of deferred compensation payable to Executive.

     For example, if the deferred compensation payable to Executive pursuant to
Section 2(a)(i) hereof is $100, and if the maximum aggregate state and federal income tax rate applicable to California residents at the time of payment is 46%, then the "Tax Gross Up Amount" shall be $85.19, determined as follows:

          (I) Tax Gross Up Amount equals deferred compensation, divided by (one minus tax rate), minus deferred compensation.

          (II) Tax Gross Up Amount equals 100, divided by .54 [1 minus .46], minus 100.

          (III) Tax Gross Up Amount equals 185.185, minus 100.

          (IV) Tax Gross Up Amount equals 85.185 (rounded: $85.19).

     The Tax Gross Up Amount is designed to ensure that Executive shall receive, on a net after tax basis, an amount of deferred compensation equal to "Employer's Interest in the Policy," and the terms of this Section 2 shall be construed in accordance with this intent. Accordingly, and using the Example set forth above, if Executive is paid $100 of deferred compensation pursuant to
Section 2(a)(i) hereof, and if the Tax Gross Up Amount provided for in this
Section 2(b) is $85.19, then the total payments of deferred compensation to Executive pursuant to this Section 2 would be $185.19. After application of the assumed 46% aggregate state and federal income tax rate, the amount available to Executive, on a net after tax basis, would equal the amount of deferred compensation (e.g., $185.19 minus ($185.19 x 46%, or $85.19), equals 100).


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(a) Notwithstanding the foregoing provisions of this Section 2, if the
Executive's employment with the Company (or any subsidiary) shall be terminated for "Cause" (as defined in this Section 2(c)), then the Company shall not be required to make any payments of deferred compensation otherwise required pursuant to this Section 2. For purposes hereof, "Cause" shall mean (i) Executive's conviction of a felony (which, through the lapse of time or otherwise is not subject to appeal); (ii) Executive's material refusal, failure or neglect without proper cause to perform adequately his obligations under his Employment Agreement or to follow the instruction of his supervisor(s); (iii) any willful misconduct by Executive; (iv) Executive's knowing material breach of any of his fiduciary obligations as an executive officer of the Company; or (v) Executive's material failure to adhere to the code of conduct and rules set forth in the Company's Employee Handbook, as in existence from time to time. "Cause" specifically shall not include termination of Executive's employment upon his death or "Disability" (as defined in Section 2(g) hereof), or by Executive with "Good Reason" (as defined in Section 2(e) hereof).

(b) (d) Notwithstanding the foregoing provisions of this Section 2, the amount of deferred compensation otherwise payable to Executive pursuant to this Section 2 shall be subject to modification as follows:

(c)

          (i) If Executive's employment with the Company shall terminate on or before November 2, 2003, other than for "Cause" (as defined in Section 2(c) hereof), or by Executive without "Good Reason" (as defined in Section 2(e) hereof), then the Company shall pay to Executive within ten (10) business days following termination an amount of deferred compensation equal to the sum of (x) the theretofore unpaid scheduled annual premiums due under the Policy through November 3, 2003, plus (y) the amount of deferred compensation provided for in Section 2(a) hereof, including the "Tax Gross Up Amount" with respect thereto as provided for in Sections 2(a)(ii) and 2(b) hereof).


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          (ii) If Executive's employment with the Company shall be terminated by
     Executive on or before November 2, 2003, without Good Reason, then the Company shall pay to Executive within ten (10) business days following termination an amount of deferred compensation equal to the product of (x) the net cash surrender value of the Policy at the time of such termination, multiplied by (y) the "Applicable Percentage" (as defined herein), plus (z) the "Tax Gross Up Amount" with respect thereto as provided for in Sections 2(a)(ii) and 2(b) hereof. For purposes of this Section 2(d)(ii), the "Applicable Percentage" shall be: 20% if Executive terminates his employment with the Company without Good Reason on or before November 2, 2000; 40% if he terminates such employment without Good Reason on or after November 3, 2000, but on or before November 2, 2001; 60% if he terminates such employment without Good Reason on or after November 3, 2001, but on or before November 2, 2002; and 80% if he terminates such employment without Good Reason on or after November 3, 2002, but on or before November 2, 2003.

          (iii) For example, if Executive terminates his employment with the Company without Good Reason on November 3, 2002, and if at such time the net cash surrender value of the policy is $300,000, then the amount of deferred compensation payable to Executive pursuant to Section 2(d)(ii) shall equal (x) $300,000 (the net cash surrender value of the Policy) times
     (y) 80% (the "Applicable Percentage"), or $240,000, plus (z) the "Tax Gross Up Amount" with respect thereto as provided for in Sections 2(a)(ii) and 2(b) hereof.

     (e) For purposes of this Agreement, "Good Reason" means (i) Executive is not appointed or is removed from the position of President and Chief Executive Officer of the



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Company or any subsidiary without Cause (as defined herein) during the term of this Agreement; (ii) without Executive's consent, a majority of the duties defined in Section 1 of Executive's Employment Agreement are removed from Executive's responsibilities; (iii) without Executive's consent, Executive is ordered by the Board of Directors to relocate his residence; or (iv) a "Change in Management or Control" (as defined in Section 2(f)) has occurred. The term "Good Reason" does not include a situation where certain of the duties defined in Section 1 of Executive's Employment Agreement are removed from his responsibilities and replaced with duties which have greater responsibility and/or authority than the duties which are removed.

     (f) "Change in Management or Control" means (i) the time that the Employer first determines that any person, and all other persons who constitute a "group" (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934 ("Exchange Act")) have acquired direct or indirect beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of twenty percent (20%) or more of the Company's outstanding securities, unless a majority of the "Continuing Directors" (as defined below) approves the acquisition not later than ten (10) business days after the Company makes the determination, or (ii) the first day on which a majority of the members of the Company's Board of Directors are not "Continuing Directors". The term "Continuing Directors" means, as of any date of determination, any member of the Board of Directors of the Company who (i) was a member of that Board of Directors on the date of this Agreement, (ii) has been a member of that Board of Directors for the two (2) years immediately preceding such date of determination, or (iii) was nominated for election or elected to the Board of Directors with the affirmative vote of the greater of (x) a majority of the Continuing Directors who were members of the Board of Directors at the time of such nomination or election, or (y) at least four "Continuing Directors.


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     (g) For purposes of this Agreement, "Disability" shall mean that the
Executive, in the sole opinion of the Company, is unable to perform the services required of Executive under his Employment Agreement for a period in excess of sixty (60) consecutive work days or sixty (60) work days during any ninety (90) work day period. In such event, Executive shall be deemed disabled as of such sixtieth (60th) work day.

     (h) The Company's obligations to pay deferred compensation hereunder shall be only unfunded and unsecured promises of the Company to pay money to the Executive in the future. Notwithstanding any contrary provision hereof, the Executive's rights hereunder shall be no greater than the rights of any other general creditors of the Company to the assets of the Company.

1. Claims.
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2.

(a) The Compensation Committee of the Board of Directors of the Company (the "Committee") shall be responsible for determining all claims hereunder made by the Executive. Within ninety (90) days after receiving written notice of a claim (or, if there is any reason for delay, within up to one hundred eighty (180) days thereafter, if the claimant is so notified, including notification of the reason therefor), the Committee shall notify the Executive, in writing of its decision concerning any such claim. If the decision is adverse to the claimant, the Committee shall advise the claimant of the reasons therefor, of any additional information which must be provided to perfect the claim, why any such information is needed, and of the claimant's right to a hearing with the Committee to review the decision.

(b)

(c) A claimant may request a review of any adverse decision by written request to the Committee made within sixty (60) days after receipt of the decision. The claimant, and the



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claimant's authorized representatives, may review any pertinent documents and submit written statements of facts, issues, and analyses in connection with such hearing.

(d)

(e) Within thirty (30) days after receiving a request for review, the Committee shall notify the claimant of its decision, the reasons therefor, and the provisions hereof upon which such decision is based.

(f)

(g) The Committee may at any time alter the claims procedure set forth above, so long as the revised claims procedure complies with the Employee Retirement Income Security Act of 1974, as amended, and the regulations issued thereunder.

(h)

(i) The Board and the Committee shall have the full power and authority to interpret, construe and administer this Agreement in their sole and absolute discretion based on the provisions of this Agreement. Both the Committee's and the Board's interpretations and construction thereof, and actions thereunder, shall be final, binding and conclusive on all persons for all persons. No member of the Board or Committee shall be liable to any person for any action taken or omitted in connection with the interpretation and administration of this Agreement.

(j)

(k)

3. No Funding.
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4.

5. This Agreement is wholly "unfunded" for United States federal income tax purposes, and for purposes of Title I of the Employee Retirement Income Security Act of 1974, as amended, and shall at all times remain wholly unfunded. The obligations of the Company with respect to all amounts payable hereunder shall be paid out of the Company's general assets, and shall not be



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secured. The Company may in its sole and absolute discretion earmark, set aside or otherwise make alternative or additional funding arrangements, solely for the purpose of providing itself with one or more other sources of funds for making future payments due hereunder, but any amounts so identified shall, until distributed, nonetheless belong solely to the Company. This Agreement constitutes a mere promise by the Company to make payments to the Executive in the future. To the extent that any person acquires rights to receive payments from the Company hereunder, such rights shall be no greater than the rights of any unsecured general creditor of the Company.

6.

7. Fringe Benefits.
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8.

     Any deferred compensation payable hereunder shall not be deemed "salary" or other "compensation" to the Executive for purposes of computing any benefits to which he may currently be entitled under any pension plan or other arrangement of the Company for the benefit of its Executives.

1. Severability.
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2.

3. If any provision of this Agreement shall be adjudicated illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining provisions hereof, and this Agreement shall be construed and enforced as if such illegal and invalid provision was never a part hereof.

4.


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5. Withholding.
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6.

     The Company shall have the right to make such provisions as it deems necessary or appropriate to satisfy any obligations which it may have to withhold any domestic or foreign federal, state or local income, employment, or other taxes incurred by reason of any payments made or to be made pursuant hereto.

1. Successors and Assigns.
   -----------------------
2.

     This Agreement shall be binding upon, and shall inure to the benefit of, the Company, and its successors and assigns, and the Executive, and his heirs, assigns, executors, administrators and legal representatives.

1. No Alienation.
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2.

3. Except as provided herein, amounts payable hereunder shall not be subject to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, garnishment, execution or levy of any kind, by creditors of the Executive, or any person claiming by or through the Executive.

4.


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5. Applicable Law.
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6.

7. This Agreement shall be construed in accordance with and governed by the laws of the State of California.

1. Entire Agreements.
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2.

3. This Agreement and the Split Dollar Agreement contain the entire agreements of the parties concerning any unfunded deferred compensation payable by the Company to the Executive, and they supersede any prior agreement or agreements specifically concerning such subject matter.

4.

5.

6.

7.

8. Attorneys' Fees.
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9.

10. If any action or proceeding is commenced to enforce or interpret any of the provisions hereof, then the prevailing party in such action or proceeding shall be entitled to recover his or its reasonable attorneys' fees incurred in connection therewith, and costs as provided by law.

11.

12. No Continued Employment.
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13.

14. Nothing contained herein shall be construed as conferring upon the Executive the right to continue in the employ of the Company as an executive or in any other capacity, or to interfere



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with the Company's right to discharge the Executive pursuant to his Employment
Agreement with the Company.

15.

16.


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17. IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer, and the Executive has hereunto set his hand, as of the date and year first above-written.

18.

                                            COMPANY:
                                            -------

                                            VANS, INC.,
                                            A Delaware Corporation


                                            By: /s/ CRAIG E. GOSSELIN
                                                ------------------------------



                                           EXECUTIVE:
                                           ---------


                                           By: /s/ GARY H. SCHOENFELD
                                              --------------------------------
                                              GARY H. SCHOENFELD




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